EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Third Quarter 2015 Results

REDWOOD CITY, CA — October 28, 2015 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its third quarter ended September 30, 2015. Revenues for the third quarter were $2.1 million, compared with revenues of $2.2 million for the second quarter ended June 30, 2015 and $3.1 million for the comparable quarter of 2014.

License revenue for the third quarter of 2015 was $1.0 million, compared with $1.1 million for the prior quarter and $1.3 million for the comparable quarter of 2014. The majority of the third quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the third quarter of 2015, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.1 million, or $0.42 per basic and diluted share, as compared with GAAP net loss of $2.5 million, or $0.51 per basic and diluted share, for the second quarter of 2015 and GAAP net loss of $3.3 million, or $0.68 per basic and diluted share, for the comparable quarter of 2014.

As of September 30, 2015 the Company had $32.2 million of cash and cash equivalents and short-term investments, compared to a combined balance of $35.3 million as of June 30, 2015 and $39.6 million as of September 30, 2014.

"In Q3, we expanded the worldwide user base for Vmoso to over 100,000 and established partnerships in several key markets to extend our global presence," said Dr. Pehong Chen, President and CEO of BroadVision. “Our expanded partnership with Deutsche Telekom’s T-Systems has already provided positive results and new customers. We continue to see positive feedback and validation from customers and partners who see Vmoso as the mobile-centric, unified business communication, collaboration, and engagement platform for today’s workplace."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, October 28, 2015, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 5569711#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$32,240	$37,079
Other current assets	2,291	4,405
Total current assets	34,531	41,484
Other non-current assets	290	342
Total assets	$34,821	$41,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,213	$5,439
Other non-current liabilities	1,060	774
Total liabilities	6,273	6,213
Total stockholders' equity	28,548	35,613
Total liabilities and stockholders' equity	$34,821	$41,826

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Software licenses	$1,035	$1,331	$3,231	$3,809
Services	1,047	1,794	3,534	5,470
Total revenues	2,082	3,125	6,765	9,279
Cost of revenues:
Cost of software revenues	36	26	121	115
Cost of services	662	1,078	2,196	3,401
Total cost of revenues	698	1,104	2,317	3,516
Gross profit	1,384	2,021	4,448	5,763
Operating expenses:
Research and development	1,752	1,836	5,407	5,440
Sales and marketing	1,237	1,226	3,682	4,084
General and administrative	858	1,020	2,612	2,898
Total operating expenses	3,847	4,082	11,701	12,422
Operating loss	(2,463)	(2,061)	(7,253)	(6,659)
Other income (expense), net	399	(1,159)	(846)	(1,204)
Loss before provision for income taxes	(2,064)	(3,220)	(8,099)	(7,863)
Provision for income taxes	(3)	(33)	(19)	(62)
Net loss	$(2,067)	$(3,253)	$(8,118)	$(7,925)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.42)	$(0.68)	$(1.67)	$(1.65)
Shares used in computing:
Weighted average shares-basic and diluted	4,865	4,810	4,849	4,791